Exhibit 99.1

Airspan Networks Holdings Inc. Reports Third Quarter 2022 Results

BOCA RATON, Fla.--(BUSINESS WIRE)-- Airspan Networks Holdings Inc. (NYSE American: MIMO), which provides ground-breaking, disruptive software and hardware for 5G networks, and a pioneer in end-to-end Open RAN solutions, today announced results for the third quarter ended September 30, 2022.

Key Third Quarter Financial Highlights

•	Revenue of $41.1 million, decreased 12% sequentially from second quarter 2022, and increased 6% year-over-year

•	Gross margin of 39.8% was essentially flat to 40.1% in second quarter 2022, and down from 44.0% in third quarter 2021

•	Net loss of $23.3 million, compared to a net loss of $21.0 million in second quarter 2022, and a net loss of $27.0 million for third quarter 2021

•	Adjusted EBITDA (non-GAAP measure) was a loss of $10.0 million compared to a loss of $12.3 million in second quarter 2022 and a loss of $10.4 million in third quarter 2021

•	Loss per share was 32 cents, compared to loss per share of 29 cents in second quarter 2022 and a loss per share of 41 cents in third quarter 2021

Third Quarter Business Highlights

•	Strong bookings performance with a book-to-bill ratio greater than 1.5 in the quarter, resulting in shippable backlog of over $100 million at quarter end

•	Strengthened momentum in private network design wins with 87 new Private 4G/5G Networks in third quarter 2022, up 45% year to date compared to 2021

•	Expansion of the customer base, including a substantial multi-year project win in a Florida “smart cities” infrastructure enhancement project signed in the third quarter of 2022

•	Streamlined operations and reduced operating expenses by $4 million compared to the second quarter of 2022

Strong Demand and New Product Pipeline

“We are encouraged by very robust bookings, while continuing to grapple with supply chain issues,” said Airspan Chairman and Chief Executive Officer Eric Stonestrom. “We are taking steps to address the balance sheet, as well as driving operational efficiencies to bring us closer to operating break-even in the fourth quarter of this year.”

“We are seeing continued strong demand in our core markets of mobile networks, private networks and fixed wireless. We have now launched the 6 Series, Fixed Wireless Access (FWA) product, which delivers multi-gigabit speeds and we have grown total FWA purchase orders by 75% year to date compared to the same time last year,” said Airspan President and Chief Operating Officer Glenn Laxdal.

Business Outlook

We anticipate fourth quarter 2022 revenue of $49 million to $57 million at a gross margin of 42% to 46%. Both figures continue to be impacted by component availability, related expenses and challenges from COVID-19 restrictions in Asia.

Except as required by applicable securities laws, Airspan does not intend to make publicly available any update or other revision to these financial projections. Airspan has relied upon certain assumptions and estimates to develop these projections, including, among other things, assumptions about its order backlog and pipeline, customer adoption and subsequent expansion of 5G technologies, the mix of products sold, the performance of Airspan’s outsourced supply chain and the costs of materials and services. These financial projections do not take into account any circumstances or events occurring after the date of this news release. Readers are cautioned not to place undue reliance on these financial projections. None of Airspan or any of its directors, officers, advisors or other representatives has made or makes any representation regarding ultimate performance compared to these financial projections or that these financial projections will be achieved.

Earnings Conference Call

A conference call with Airspan executives will be held on Thursday, November 10 at 8:30 am ET. It can be accessed through a toll-free dial-in, 1-877-589-7296, or 1-215-268-9906 (local), by requesting the Airspan call, as well as on the Airspan investor relations website, ir.airspan.com. An audio replay will be available on the Airspan investor relations site following the call.

About Airspan

Airspan Networks Holdings Inc. (NYSE American: MIMO) is a U.S.-based provider of groundbreaking, disruptive software and hardware for 5G networks, and a pioneer in end-to-end Open RAN solutions that provide interoperability with other vendors. As a result of innovative technology and significant R&D investments to build and expand 5G solutions, Airspan believes it is well-positioned with 5G indoor and outdoor, Open RAN, private networks for enterprise customers and industrial use applications, fixed wireless access (FWA), and CBRS solutions to help mobile network operators of all sizes deploy their networks of the future, today. With over one million cells shipped to 1,000 customers in more than 100 countries, Airspan has global scale. For more information, visit www.airspan.com.

Cautionary Statement Regarding Forward-Looking Statements

This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about future financial and operating results, Airspan’s plans, objectives, expectations and intentions with respect to future operations, products and services, projected financial performance, and other statements identified by words such as “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimated,” “believe,” “intend,” “plan,” “projection,” “outlook” or words of similar meaning. Any such forward-looking statements are based upon the current beliefs and expectations of Airspan’s management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are difficult to predict and generally beyond Airspan’s control.

Actual results, performance or achievements may differ materially, and potentially adversely, from any forward-looking statements and the assumptions on which those forward-looking statements are based. There can be no assurance that the data contained herein is reflective of future performance to any degree. You are cautioned not to place undue reliance on forward-looking statements as a predictor of future performance as projected financial information and other information are based on estimates and assumptions that are inherently subject to various significant risks, uncertainties and other factors, many of which are beyond Airspan’s control, which may include, among other things: the risk of downturns and the possibility of rapid change in the highly competitive industry in which Airspan operates; changes in laws and regulations affecting Airspan’s business; the risk that Airspan and its current and future collaborators are unable to successfully develop and commercialize Airspan’s products or services, or experience significant delays in doing so; the risk that Airspan does not achieve or sustain profitability; the risk that Airspan will need to raise additional capital to execute its business plan, which may not be available on acceptable terms or at all; Airspan’s ability to remain in compliance with the financial and other covenants under its debt agreements; Airspan’s ability to continue as a going concern; the risk that Airspan experiences difficulties in managing its growth and expanding operations; the risk that third-party suppliers and manufacturers are not able to fully and timely meet their obligations; the risk of product liability or regulatory lawsuits or proceedings relating to Airspan’s products and services; and the risk that Airspan is unable to secure its intellectual property. For further information identifying important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements, please refer to the Risk Factors section of Airspan’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2022, and Airspan’s Annual Report on Form 10-K for the year ended December 31, 2021, filed with the US Securities and Exchange Commission. All information set forth herein speaks only as of the date hereof in the case of information about Airspan or the date of such information in the case of information from persons other than Airspan, and Airspan disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this communication. Forecasts and estimates regarding Airspan’s industry and end markets are based on sources it believes to be reliable, however there can be no assurance these forecasts and estimates will prove accurate in whole or in part.

Non-GAAP Measures

This news release references non-GAAP measures. Non-GAAP measures do not have a standardized meaning and are, therefore, unlikely to be comparable to similar measures presented by other companies. The presentation of this financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation of, or as a substitute for, the financial information prepared and presented in accordance with US generally accepted accounting principles. Non-GAAP financial measures referred to in this report are labeled as “non-GAAP measure.”

AIRSPAN NETWORKS HOLDINGS INC.

UNAUDITED CONDENSED consolidated BALANCE SHEETS

(in thousands, except for share data)

	September 30, 2022	December 31, 2021
ASSETS
Current assets:
Cash and cash equivalents	$27,265	$62,937
Restricted cash	43	185
Accounts receivable, net of allowance of $462 and $309 as of September 30, 2022 and December 31, 2021, respectively	42,195	57,980
Inventory	15,621	17,217
Prepaid expenses and other current assets	17,262	18,833
Total current assets	102,386	157,152
Property, plant and equipment, net	7,301	7,741
Goodwill	13,641	13,641
Intangible assets, net	5,586	6,438
Right-of-use assets, net	6,066	6,585
Other non-current assets	3,387	3,942
Total assets	$138,367	$195,499

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$25,814	$29,709
Deferred revenue	3,553	2,902
Accrued expenses and other current liabilities	34,465	26,967
Senior term loan, current portion	40,791	3,187
Subordinated debt	10,981	10,577
Subordinated term loan – related party	40,607	—
Convertible debt	43,258	—
Current portion of long-term debt	242	275
Total current liabilities	199,711	73,617
Subordinated term loan - related party	—	37,991
Senior term loan	—	37,876
Convertible debt	—	41,343
Other long-term liabilities	9,651	20,924
Total liabilities	209,362	211,751

Commitments and contingencies

Stockholders’ deficit:
Common stock, $0.0001 par value; 250,000,000 shares authorized; 73,393,907 and 72,335,952 shares issued and outstanding as of September 30, 2022 and December 31, 2021, respectively	7	7
Additional paid-in capital	768,918	749,592
Accumulated deficit	(839,920)	(765,851)
Total stockholders’ deficit	(70,995)	(16,252)
Total liabilities and stockholders’ deficit	$138,367	$195,499

AIRSPAN NETWORKS HOLDINGS INC.

UNAUDITED CONDENSED consolidated STATEMENTS OF OPERATIONS

 (in thousands, except for share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021

Revenues:
Products and software licenses	$36,521	$32,101	$114,128	$105,637
Maintenance, warranty and services	4,573	6,822	11,475	21,269
Total revenues	41,094	38,923	125,603	126,906

Cost of revenues:
Products and software licenses	23,462	20,652	74,747	66,272
Maintenance, warranty and services	1,296	1,163	3,623	3,354
Total cost of revenues	24,758	21,815	78,370	69,626
Gross profit	16,336	17,108	47,233	57,280

Operating expenses:
Research and development	15,003	17,529	48,244	47,427
Sales and marketing	7,219	10,315	25,559	25,157
General and administrative	9,644	19,347	31,891	28,247
Amortization of intangibles	284	299	852	897
Restructuring costs	944	-	944	-
Total operating expenses	33,094	47,490	107,490	101,728

Loss from operations	(16,758)	(30,382)	(60,257)	(44,448)

Interest expense, net	(4,296)	(3,630)	(13,071)	(8,580)
Gain on extinguishment of debt	—	—	—	2,096
Other (expense) income, net	(2,097)	7,516	(793)	636

Loss before income taxes	(23,151)	(26,496)	(74,121)	(50,296)

Income tax (expense) benefit, net	(163)	(457)	52	(624)

Net loss	$(23,314)	$(26,953)	$(74,069)	$(50,920)

Loss per share - basic and diluted	$(0.32)	$(0.41)	$(1.02)	$(0.82)
Weighted average shares outstanding - basic and diluted	72,572,138	66,276,223	72,415,546	61,923,661

AIRSPAN NETWORKS HOLDINGS INC.

UNAUDITED CONDENSED consolidated STATEMENTS OF CASH FLOWS

(in thousands, except for share data)

	Nine Months Ended September 30,
	2022	2021

Cash flows from operating activities:
Net loss	$(74,069)	$(50,920)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	3,448	3,117
Foreign exchange gain on long-term debt	(33)	(8)
Bad debt expense	170	182
Gain on extinguishment of debt	—	(2,096)
Change in fair value of warrants and derivatives	(3,016)	(7,045)
Non-cash debt amendment fee	463	—
Share-based compensation	19,399	2,150
Total adjustments	20,431	(3,700)
Changes in operating assets and liabilities:
Decrease in accounts receivable	15,615	18,001
Decrease (increase) in inventory	1,596	(1,957)
Decrease (increase) in prepaid expenses and other current assets	1,571	(452)
Decrease in other non-current assets	555	6
Decrease in accounts payable	(3,895)	(15,799)
Increase (decrease) in deferred revenue	651	(2,476)
Increase in accrued expenses	7,498	5,599
(Decrease) increase in other long-term liabilities	(7,738)	468
Increase in accrued interest on long-term debt	8,160	5,917
Net cash used in operating activities	(29,625)	(45,313)

Cash flows from investing activities:
Purchase of property, plant and equipment	(2,156)	(4,287)
Net cash used in investing activities	(2,156)	(4,287)

Cash flows from financing activities:
Proceeds from the Business Combination, issuance of convertible debt and PIPE financing, net of issuance costs paid	—	115,501
Repayments of senior term loan	(3,960)	—
Proceeds from the exercise of stock options	—	78
Payment for taxes withheld on stock awards	(73)	—
Proceeds from the sale of Series H stock, net	—	505
Proceeds from the issuance of Series H warrants	—	142
Net cash (used in) provided by financing activities	(4,033)	116,226

Net (decrease) increase in cash, cash equivalents and restricted cash	(35,814)	66,626

Cash, cash equivalents and restricted cash, beginning of year	63,122	18,618

Cash, cash equivalents and restricted cash, end of period	$27,308	$85,244

The following tables present the reconciliation of net loss, the most directly comparable GAAP measure, to Adjusted EBITDA:

	Three Months Ended
($ in thousands)	September 30, 2022	June 30, 2022
Net loss	$(23,314)	$(21,017)

Adjusted for:
Interest expense, net	4,296	4,207
Income tax expense (benefit), net	163	(112)
Depreciation and amortization	1,173	1,154
EBITDA	(17,682)	(15,768)
Share-based compensation expense	5,863	6,972
Change in fair value of warrant liability and derivatives	920	(3,479)
Restructuring costs	944	-
Adjusted EBITDA	$(9,955)	$(12,275)

	Three Months Ended September 30,
($ in thousands)	2022	2021
Net loss	$(23,314)	$(26,953)

Adjusted for:
Interest expense, net	4,296	3,630
Income tax expense, net	163	457
Depreciation and amortization	1,173	988
EBITDA	(17,682)	(21,878)
Share-based compensation expense	5,863	661
Change in fair value of warrant liability and derivatives	920	(11,562)
Restructuring costs	944	-
Transaction costs allocated to the warrants	-	3,824
Management Incentive Plan expense related to Business Combination	-	18,513
Adjusted EBITDA	$(9,955)	$(10,442)

Investor Relations Contact:
Brett Scheiner
561-893-8660
IR@airspan.com

Media Contact:
mediarelations@airspan.com